Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2014 SECOND QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS INCREASES QUARTERLY CASH DIVIDEND BY 14%

Q2 2014 Financial Highlights

•                  Revenue of $515 million in the second quarter of 2014 compared to $470 million in the first quarter of 2014

•                  Net income attributable to Primoris of $16.0 million, or $0.31 per diluted share, in the second quarter of 2014 compared to $0.21 in the first quarter of 2014

•                  At June 30, 2014:

•            $162 million in cash, cash equivalents and short-term investments

•            Total backlog of $1.83 billion

Dallas, TX — August 7, 2014— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2014.

The Company also announced that on August 5, 2014, the Board of Directors authorized a 14.3% increase in the quarterly cash dividend to $0.04 per share from $0.035 per share.  The cash dividend will be paid to stockholders of record on September 30, 2014 and is payable on or about October 15, 2014.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “We had a solid second quarter, with strong revenue growth in several of our end markets, especially our operations on the Gulf Coast.  Our revenue growth was accompanied by increased gross margin, operating income and net income compared to last quarter, and I am expecting our traditionally strong second half of the year.

Mr. Pratt continued, “Environmental constraints, such as a longer permitting process, continue to affect the energy business and have delayed a significant number of our projects.  The tailwinds driving our business remain strong, and the abundance of shale gas and its impact is driving the need for new energy and petrochemical infrastructure. Our business units continue to be preferred providers of the services our customers need to facilitate their growth.  The opportunities are there, and we will make the most of them.”

2014 SECOND QUARTER RESULTS OVERVIEW

Revenue for the 2014 second quarter increased by 15.8% to $515.3 million, compared to the same period last year.  Revenue increased by $102.7 million in the East Construction Services segment and $1.4 million in the Engineering segment and decreased by $33.8 million in the West Construction Services segment.

From an end-market perspective for the three months ended June 30, 2014, compared to the second quarter 2013, our industrial business increased by $63.0 million, our heavy civil work increased by $16.5 million, and our engineering business increased by $1.4 million.  Our other end-market (primarily our parking structures business) decreased by $6.2 million.

Gross profit increased by $1.7 million, or 2.8%, compared to the same period last year.  A reduction in gross profit as a percentage of revenues from the second quarter of 2013 to the second quarter of 2014 reduced the benefit of the increased revenue.  The primary reason for the reduction in the gross profit as a percentage of revenues was the increase in revenue in the East, which are traditionally lower-margin revenues than in the West.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment includes the James Construction Group (“JCG”) and Primoris Energy Services (“PES”) construction business, located primarily in the southeastern United States and in the Gulf Coast region of the United States.  The operations of Cardinal Contractors, Inc. and BW Primoris are included in this segment.

•              West Construction Services — The West Construction Services segment includes the construction services performed by ARB, Inc., ARB Structures, Inc., Rockford, Q3 Contracting, Inc., and Vadnais, acquired in June 2014.  Most of the entities perform work primarily in California; however, Rockford operates throughout the Unites States and Q3C operates in the upper Midwest United States.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$278,066	54.0%	$175,398	39.4%
West Construction Services	224,391	43.5%	258,194	58.0%
Engineering	12,834	2.5%	11,421	2.6%
Total	$515,291	100.0%	$445,013	100.0%

	For the six months ended June 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$501,138	50.9%	$365,609	42.8%
West Construction Services	458,417	46.5%	465,880	54.4%
Engineering	25,810	2.6%	23,519	2.8%
Total	$985,365	100.0%	$855,008	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended June 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$21,309	7.7%	$15,215	8.7%
West Construction Services	37,809	16.9%	41,926	16.2%
Engineering	2,076	16.2%	2,396	21.0%
Total	$61,194	10.6%	$59,537	13.4%

	For the six months ended June 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$37,325	7.5%	$30,210	8.3%
West Construction Services	69,483	15.2%	70,675	15.2%
Engineering	4,143	16.1%	4,748	20.2%
Total	$110,951	11.3%	$105,633	12.4%

East Construction Services:  Revenue increased by $102.7 million in the 2014 second quarter compared to the same period last year.  Revenue at the PES Sprint Pipeline division increased by $30.4 million from pipeline projects in south Texas, and at the PES James Industrial Contractors division revenue increased by $50.0 million from petrochemical projects in Louisiana and Texas.  Revenue for the PES Saxon Construction division increased by $3.1 million as a result of a petrochemical project in Texas.  JCG’s Heavy Civil division revenue increased by $17.2 million as increases of $23.0 million from TXDOT projects and $7.5 million from Mississippi projects were offset by a decrease of $13.3 million from LADOT projects.  Revenue at the JCG Infrastructure & Maintenance division increased by $2.0 million.  Gross profit increased by $6.1 million in the 2014 second quarter compared to the same period last year.  The gross profit increase was primarily at the PES James Industrial Contractors division, which increased $5.0 million due to increased volume.

West Construction Services:  Revenue decreased by $33.8 million in the 2014 second quarter compared to the same period last year.  Decreases in revenue of $22.4 million at the ARB Underground division, primarily from gas utility projects, and of $34.4 million at Rockford were partially offset by increases at Q3C of $21.5 million.  Gross profit decreased by $4.1 million in the 2014 second quarter compared to the same period last year.  The decreases in gross profit at the ARB Underground division of $4.0 million and of $8.5 million at the ARB Industrial division were partially offset by a gross profit increase of $7.3 million at Q3C and at Rockford of $1.2 million.  Profit at Rockford increased, despite a decrease in revenue, due to project close-outs.

Engineering: Revenue increased by $1.4 million in the 2014 second quarter compared to the same quarter last year.  The increase is mainly due to the increase in revenue from two new LNG plant projects.  Gross profit declined by $0.3 million.  The decline results from the lower margins on the LNG plant projects associated with their beginning stages.

Selling, general and administrative expenses (“SG&A”) were $33.2 million, or 6.5% of revenue for the second quarter of 2014, compared to $31.6 million, or 7.1% of revenue for the second quarter of 2013, an increase of $1.7 million.  The increase in SG&A was primarily as a result of increased compensation and compensation-related expenses of $1.3 million and increased expenses of $0.4 million for legal, consulting and other SG&A expenses.

Operating income for the 2014 second quarter was $28.0 million, or 5.4% of total revenue, compared to $28.0 million, or 6.3% of total revenue, for the same period last year.

Net other income and expenses in the 2014 second quarter was an expense of $1.4 million, a $0.7 million decrease from net other expense of $2.1 million in the 2013 second quarter.

The provision for income taxes for the 2014 second quarter was $10.6 million, or an effective tax rate on net income attributable to Primoris of 39.9%, compared to $10.0 million, or an effective tax rate on net income attributable to Primoris of 39.1%, in the prior year quarter.

Net income attributable to Primoris for the 2014 second quarter was $16.0 million, or $0.31 per diluted share, compared to net income attributable to Primoris of $15.6 million, or $0.30 per diluted share, in the same period in 2013.

Fully diluted weighted average shares outstanding for the 2014 second quarter increased by 0.3% to 51.8 million from 51.6 million in last year’s second quarter.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at June 30, 2014 included cash, cash equivalents, and short-term investments of $162.5 million, working capital of $226.3 million, total debt and capital leases secured by equipment of $219.9 million, and stockholders’ equity of $423.7 million.  The balance sheet included a $5.4 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.

BACKLOG

	Backlog at June 30, 2014 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

East Construction Services	$1,079	$91	$1,170
West Construction Services	194	389	583
Engineering	81	—	81
Total	$1,354	$480	$1,834

At June 30, 2014, Fixed Backlog was $1.35 billion, compared to $1.48 billion at December 31, 2013.  In the first six months of 2014, approximately $199.2 million of revenue was recognized by non-Fixed Backlog projects.

At June 30, 2014, MSA Backlog was $480.1 million, compared to $460.3 million at December 31, 2013.  As previously discussed, MSA Backlog includes estimated MSA revenue for the next four quarters.

Total Backlog at June 30, 2014 was $1.83 billion, compared to $1.94 billion at December 31, 2013.  We expect that during the next four quarters, we will recognize as revenue approximately 50% of the East Construction Services segment Total Backlog, approximately 93% of the West Construction Services segment Total Backlog, and approximately 40% of the Engineering segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is still derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Projects that are considered a part of Total Backlog may be still be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, August 7 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•                  (877) 407-8293 (Domestic)

•                  (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, passcode 13587472, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’s website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2013, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$515,291	$445,013	$985,365	$855,008
Cost of revenue	454,097	385,476	874,414	749,375
Gross profit	61,194	59,537	110,951	105,633
Selling, general and administrative expenses	33,213	31,560	62,925	60,179
Operating income	27,981	27,977	48,026	45,454

Other income (expense):
Income (loss) from non-consolidated entities	—	(213)	14	56
Foreign exchange gain (loss)	149	(29)	175	(88)
Other expense	(327)	(377)	(441)	(433)
Interest income	14	23	66	63
Interest expense	(1,196)	(1,498)	(2,864)	(2,922)

Income before provision for income taxes	26,621	25,883	44,976	42,130

Provision for income taxes	(10,618)	(9,990)	(17,708)	(16,197)
Net income	16,003	15,893	27,268	25,933

Net income attributable to noncontrolling interests	—	(329)	(432)	(599)

Net income attributable to Primoris	$16,003	$15,564	$26,836	$25,334

Earnings per share:
Basic:	$0.31	$0.30	$0.52	$0.49
Diluted:	$0.31	$0.30	$0.52	$0.49

Weighted average common shares outstanding:
Basic	51,655	51,562	51,631	51,510
Diluted	51,804	51,626	51,759	51,547

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$160,177	$196,077
Short-term investments	2,280	18,686
Customer retention deposits and restricted cash	56	5,304
Accounts receivable, net	311,321	304,955
Costs and estimated earnings in excess of billings	88,111	57,146
Inventory and uninstalled contract materials	61,230	51,829
Deferred tax assets	13,133	13,133
Prepaid expenses and other current assets	12,003	12,654
Total current assets	648,311	659,784
Property and equipment, net	245,342	226,512
Intangible assets, net	42,345	45,303
Goodwill	118,626	118,626
Other long-term assets	382	468
Total assets	$1,055,006	$1,050,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$130,575	$127,302
Billings in excess of costs and estimated earnings	158,097	173,365
Accrued expenses and other current liabilities	93,258	91,079
Dividends payable	1,808	1,805
Current portion of capital leases	2,230	3,288
Current portion of long-term debt	30,683	28,475
Current portion of contingent earnout liabilities	5,403	5,000
Total current liabilities	422,054	430,314
Long-term capital leases, net of current portion	1,386	2,295
Long-term debt, net of current portion	185,570	191,051
Deferred tax liabilities	10,092	10,092
Long-term contingent earnout liabilities, net of current portion	—	4,233
Other long-term liabilities	12,192	14,260
Total liabilities	631,294	652,245
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,322	159,196
Retained earnings	261,437	238,216
Noncontrolling interests	(52)	1,031
Total stockholders’ equity	423,712	398,448
Total liabilities and stockholders’ equity	$1,055,006	$1,050,693